UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

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☐           Definitive Proxy Statement

☒           Definitive Additional Materials

☐          Soliciting Material Under Rule 14a-12

Specialty Underwriters' Alliance, Inc.
(Name of Registrant as Specified in Its Charter)

Hallmark Financial Services, Inc. American Hallmark Insurance Company of Texas Hallmark Specialty Insurance Company Mark E. Schwarz C. Gregory Peters Mark E. Pape Robert M. Fishman
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Item 1:  The following stockholder presentation has been posted to http://www.suaitownhall.com:

HALLMARK FINANCIAL SERVICES, INC.

PRESENTATION

Proxy Solicitation to Elect Nominees to the Board of Directors of

Specialty Underwriters' Alliance, Inc.

April 2009

HALLMARK
FINANCIAL SERVICES, INC.

Background to Solicitation

- **Hallmark is the second largest stockholder of SUAI (9.9%), having made its first investment in February 2008.**

- **Hallmark made a proposal to acquire the Company in June 2008.**
  - The combination offered compelling benefits:
    - Stock for stock structure
    - 30% premium to closing price prior to the proposal and 37% premium to trailing 30-day average prior to the proposal
    - Enhancement of SUAI business model through Hallmark's "A-" rating
    - Potential for broader, more actively traded shareholder base
  - The SUAI Board publicly rejected the proposal after refusing to meet with Hallmark to discuss and better understand Hallmark and the benefits of a combination.

- **The Board's behavior in response to the proposal was eye-opening and further underscored glaring weaknesses and entrenchment at the Board level.**

2
HALLMARK FINANCIAL SERVICES, INC.

Significant performance issues preceded economic downturn

- **Since SUAI's IPO in November 2004 through December 31, 2008, cumulative total stockholder return has been negative 72%, far underperforming the S&P 500 (when that index reflects the worst bear market in a generation).**

COMPARISON OF CUMULATIVE TOTAL RETURN
SUAI
S&P 500
S&P 500 Property & Casualty Insurance Index

Source: SUAI's Annual Report on Form 10-K for the year ended December 31, 2008

3

HALLMARK
FINANCIAL SERVICES, INC.

Significant performance issues preceded economic downturn (cont.)

· Annual growth in book value per share for the five-year period ended December 31, 2008 has been a paltry 1.6%.

Year	Book Value Per Share
2004	$ 8.09
2005	$ 6.76
2006	$ 7.42
2007	$ 8.42
2008	$ 8.62
Annual growth	**1.6%**

• For the five-year period ended December 31, 2008, SUAI has reported a cumulative total of $2.271 million in net income, or an average of $454,000 annually. Average return on equity has been a mere fraction of a single percent.

(Dollars in thousands)

Year	Net Income	Shareholders' Equity	Return on Equity
2004	(8,155)	118,930	-6.9%
2005	(17,996)	100,815	-17.9%
2006	8,408	113,982	7.4%
2007	12,589	131,137	9.6%
2008	7,425	136,289	5.4%
Total	**2,271**		
Average	**454**	**120,231**	**0.4%**

4

HALLMARK FINANCIAL SERVICES, INC.

Significant performance issues preceded economic downturn (cont.)

- **According to SNL Financial, SUAI's expense ratio has been significantly higher than the industry average for each year during the past four completed fiscal years. In fact, the expense ratio has averaged <u>more than fourteen percentage points</u> higher than the industry average during this period.**

Year	SUAI Expense Ratio	Industry Expense Ratio	Difference SUAI vs. Industry
2005	48.8%	25.8%	23.0%
2006	37.4%	26.4%	11.0%
2007	36.7%	27.2%	9.5%
2008	40.6%	27.0%	13.6%
Average	**40.9%**	**26.6%**	**14.3%**

5

HALLMARK FINANCIAL SERVICES, INC.

Critical strategic and business model issues have not been addressed

- **SUAI's top five partner-agents in 2008 made up over 90% of written premiums, which is relatively unchanged from 2005 when these same five partner-agents made up 100% of written premiums.**
  - SUAI's failure to expand partner-agent relationships puts SUAI's business at risk if its relationship with one significant partner-agent (such as Risk Transfer Holdings) were to deteriorate.

Top-5 Partner Agents	2008 Percentage of Gross Written Premium	2005 Percentage of Gross Written Premium
Risk Transfer Holdings, Inc.	44.7%	55.3%
American Team Managers	16.0%	24.4%
AEON Insurance Managers	13.4%	12.1%
Appalachian Underwriters, Inc.	5.6%	0.5%
Specialty Risk Solutions, LLC	11.7%	7.7%
Top-5 Total	**91.4%**	**100.0%**

- **"B+" rating from A.M. Best places SUAI at a competitive disadvantage.**
  - Some agents are unwilling or unable to underwrite certain lines of business, such as property, long tail liability lines and automobile liability with insurers with less than an "A-" rating.
- **SUAI is narrowly focused in the types of business it underwrites and in the geographic markets it serves.**
  - Two lines of business – workers' compensation and commercial automobile (e.g., tow trucks) – accounted for approximately 78% of total gross premiums written in 2008.

6

HALLMARK FINANCIAL SERVICES, INC.

The Incumbent Board has not acted in the best interest of all shareholders

In 2008 alone:

- **The Board approved defensive bylaw amendments, including eliminating stockholders' rights (1) to call special meetings and (2) fill vacancies on the Board (even when directors have been removed by stockholders).**

- **The Board and management approved a number of new employment and change of control agreements which provide for golden parachute payments to executives in certain circumstances, including a change of control.**

- **Without engaging in any meaningful dialogue, the SUAI Board rejected a bona fide offer from a credible buyer (Hallmark), which we believe had real prospects to enhance stockholder value.**

In addition:

- **The Chairman and CEO positions are held by the same person (Courtney Smith).**

7

HALLMARK FINANCIAL SERVICES, INC.

A change in the status quo is imperative at SUAI

- **Hallmark's nominees offer a fresh perspective, along with significant and diverse industry experience, and are entirely <u>independent</u> of Hallmark and SUAI.**
  - ***Mark E. Pape*** served as Executive Vice President and Chief Financial Officer at Affirmative Insurance Holdings, Inc. from November 2005 through December 2007 and served on Affirmative's Board of Directors from July 2004 through November 2005. Mr. Pape also held positions at Torchmark Corporation and American Income Holding, Inc.
  - ***C. Gregory Peters*** served as Senior Vice President, Equity Research at Raymond James and Associates from November 1999 through June 2007, where Mr. Peters was responsible for launching Raymond James' sell-side research practice for the insurance industry and served as its lead analyst for property and casualty companies.
  - ***Robert M. Fishman*** served as Managing Director of Southwest Insurance Partners, Inc. in 2008 and, from November 2006 through May 2007, was the Chief Executive Officer and President of United America Indemnity Ltd. Mr. Fishman also held senior positions at ARAG NA and Zurich Financial Services.

- **2 of Hallmark's nominees also qualify as audit committee financial experts.**

- **The SUAI nominees Hallmark seeks to replace are (1) one insider (Peter Jokiel, CFO), (2) one individual without meaningful industry experience (Robert Dean) and (3) Robert Whitehead.**

8

HALLMARK FINANCIAL SERVICES, INC.

The SUAI Board does not have a meaningful ownership interest in the Company

- **The existing Board of Directors collectively owns directly <u>approximately 1%</u> of the outstanding shares.**

Director	Total	Options and Restricted Stock	Shares held Outright
Courtney C. Smith	226,481	202,000	24,481
Peter E. Jokiel	247,542	144,400	103,142
Robert E. Dean	28,500	20,000	8,500
Raymond C. Groth	27,000	20,000	7,000
Paul A. Philp	27,000	20,000	7,000
Robert H. Whitehead	28,000	20,000	8,000
Russell E. Zimmerman	27,500	20,000	7,500
Total	**612,023**	**446,400**	**165,623**
Ownership Percentage	**4.06%**	**2.96%**	**1.10%**
Outstanding Shares (1)	**15,076,095**	**15,076,095**	**15,076,095**

(1) represents (a) 14,437,355 Shares outstanding reported as of March 25, 2009 and (b) (i) 594,400 Shares issuable upon exercise of options that are currently exercisable and (ii) 44,340 shares of restricted stock of SUAI which vest within 60 days of March 20, 2009, held in each case by all executive officers and directors as a group (13 people), as set forth in the 2009 Proxy Materials of SUAI.

- **The Company's hollow gesture to Hallmark to add 1 shareholder nominated seat to the existing 7 person Board was, we believe, an attempt to avoid the shakeup necessary at SUAI.**

9

HALLMARK FINANCIAL SERVICES, INC.

Partner-Agents

- **Hallmark's "A-" rated paper would be welcomed by all of SUAI's partner-agents.**
- **The partner-agents' recent letters supporting SUAI's nominees are simply form letters.**
- **The partner-agents' willingness to sign the letters for SUAI is not surprising in light of their existing business relationship.**
- **In our view, the letters - which include statements that partner-agents "rejected" Hallmark's advances - do not accurately represent the full picture. An actual response by a partner-agent to Hallmark in July 2008 is revealing:**

> *Gents:*
>
> *Thanks for your email.*
>
> *I grew up in Cape Cod and am here vacationing with my son. I will not be in Orlando until the 18th of July (NYC 15-16 and ATL on 17[)], but could potentially meet with you earlier in Boston, New York or via phone.*
>
> *As I hope you can appreciate, I find myself in an odd position due to your efforts to acquire SUA and my fierce loyalties to the principals there. I am not sure how to proceed, but I have done extensive research on your firm and realize that your/SUA/my vision on how to underwrite underserved specialty classes are in line.*
>
> *Best –*
>
> *[Partner Agent principal]*

10

HALLMARK FINANCIAL SERVICES, INC.

Conclusion

- **Hallmark's nominees will be focused on creating <u>shareholder value</u> that we strongly believe the current SUAI Board has failed to deliver. Hallmark's nominees will work with the other Board members to deliver shareholder value by addressing the following:**
  - SUAI's consistent financial underperformance
  - SUAI's strategic and business model weaknesses
  - SUAI's corporate governance deficiencies
  - SUAI's overall inability to create stockholder value

- **Hallmark's highly-qualified nominees are independent of Hallmark and SUAI and highly experienced in the insurance industry.**
  - Mark E. Pape – Former Executive Vice President and Chief Financial Officer at Affirmative Insurance Holdings, Inc.
  - C. Gregory Peters – Was responsible for launching Raymond James' sell-side research practice for the insurance industry
  - Robert M. Fishman – Former Managing Director of Southwest Insurance Partners and former CEO and President of United America Indemnity Ltd.

- **Hallmark is not seeking to change control of the SUAI Board and clearly understands that its nominees will have fiduciary responsibilities to all shareholders.**

- **Hallmark's nominees will, subject to their fiduciary duties, not approve any proposed transaction – whether made by Hallmark or a third party - unless they believe it will be in the best interest of all shareholders and maximize shareholder value.**

11

HALLMARK FINANCIAL SERVICES, INC.

Item 2:  Changes were made to the following web pages of http://www.suaitownhall.com:

Welcome to the SUAI Town Hall

As the second largest stockholder of Specialty Underwriters’ Alliance, Inc. (Nasdaq: SUAI), Hallmark Financial Services strongly believes that significant improvements are needed at SUAI: better financial performance, improvements in the company’s strategy and business model, stronger corporate governance and Board accountability to stockholders. Hallmark beneficially owns approximately 9.9% of SUAI’s outstanding common stock.

Accordingly, Hallmark has nominated a slate of highly qualified nominees for election to SUAI’s Board of Directors at the company’s Annual Meeting of Stockholders scheduled to be held on May 5, 2009. Hallmark’s nominees are Robert M. Fishman, Mark E. Pape and C. Gregory Peters. Hallmark strongly believes that the interests of all SUAI stockholders would benefit from these highly qualified, truly independent director nominees and further believes these nominees possess the right combination of skills and experience to work with the other members of the SUAI Board to make the decisions necessary for restoring and enhancing stockholder value at SUAI.

Hallmark seeks your support to elect its nominees to replace three current members of SUAI’s seven-member Board at SUAI’s May 5th Annual Meeting. Hallmark invites you to read the materials on this SUAI Town Hall website to learn more about Hallmark’s campaign at SUAI and how you can help.

Nominees

Robert M. Fishman (Age 59)

Robert M. Fishman has been self-employed as an insurance industry consultant since January 2009. From January 2008 through January 2009, Mr. Fishman served as Managing Director of Southwest Insurance Partners, Inc., an investment company with operating subsidiaries in the property & casualty and life, accident & health insurance sectors. From November 2006 through May 2007, Mr. Fishman served as the Chief Executive Officer and President of United America Indemnity Ltd., a provider of specialty property and casualty insurance and reinsurance. From October 2005 through December 2006, Mr. Fishman served as the Chief Executive Officer and President of ARAG NA, the U.S. subsidiary of the ARAG Group, a leading provider of legal insurance. From July 2004 through September 2004, Mr. Fishman was the President of the insurance operations for Quanta Holdings Co., a provider of specialty insurance and reinsurance. From January 1994 through June 2004, Mr. Fishman was employed by Zurich Financial Services, where he served as Executive Vice President and Chief Underwriting Officer starting January 2001. Prior to that time, Mr. Fishman also served as Chief Executive Officer of Zurich’s Diversified Products Division (1999 through 2001) and Executive Vice President of the Zurich Specialty Division (1994 through 1999). Prior to that time, among other positions, Mr. Fishman held positions at Lexington Insurance Company and Progressive Corporation. Mr. Fishman was self-employed as an insurance industry consultant from May 2007 through January 2008 and from September 2004 through October 2005.

Mark E. Pape (Age 58)

Mark E. Pape has served as a partner at Tatum LLC, an executive services firm, since August 2008. From November 2005 through December 2007, Mr. Pape served as Executive Vice President and Chief Financial Officer at Affirmative Insurance Holdings, Inc., a property and casualty insurance company specializing in non-standard automobile insurance. Mr. Pape also served on Affirmative’s board of directors and its audit committee from July 2004 through November 2005. Mr. Pape served as Chief Financial Officer of HomeVestors of America, Inc., a franchisor of home acquisition services, from September 2005 through November 2005. He served as President and Chief Executive Officer of R.E. Technologies, Inc., a provider of software tools to the apartment industry, from April 2002 through May 2005. He served as Senior Vice President and Chief Financial Officer of LoanCity.com, a start up e-commerce mortgage bank, from May 1999 through June 2001. Prior to that time, among other positions, Mr. Pape has served as Vice President, Strategic Planning for Torchmark Corporation, a life and health insurance holding company, Executive Vice President and Chief Financial Officer of American Income Holding, Inc., a life insurance holding company, and as an investment banker. Mr. Pape was self-employed as an insurance industry consultant from December 2007 through August 2008 and from May 2005 through September 2005.

C. Gregory Peters (Age 42)

C. Gregory Peters has served as Senior Vice President of Southwest Insurance Partners, Inc., an investment company with operating subsidiaries in the property & casualty and life, accident & health insurance sectors, since March 2009. From July 2008 through March 2009, he served as the President and Chief Executive Officer of Remote Knowledge, Inc., a provider of satellite-based high speed broadband equipment and services to the maritime industry. From June 2007 through July 2008, Mr. Peters served as the President of Muragai, LLC, a private investment company specializing in acquisitions in the insurance industry. From November 1999 through June 2007, Mr. Peters was Senior Vice President, Equity Research at Raymond James and Associates, where Mr. Peters launched the firm’s sell-side research practice for the insurance industry and was the lead analyst for property and casualty companies. Prior to Raymond James, Mr. Peters covered the insurance industry as a research analyst for ABN Amro and Kemper Securities.